                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
              Section 12(g) of the Securities Exchange Act of 1934
                      or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission File Numbers: 0-27179
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                            BioSyntech, Inc.
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           (Exact names of registrants as specified in its charter)

                          475 Boulevard Armand-Frappier
                          Laval, Quebec,Canada H7V 4B3
                                 (450) 686-2437
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    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                     Common Stock, par value $.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please  place an X in the box(es) to  designate  the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]    Rule 12h-3(b)(1)(i)          [  ]
Rule 12g-4(a)(1)(ii)          [X]    Rule 12h-3(b)(1)(ii)         [  ]
Rule 12g-4(a)(2)(i)          [  ]    Rule 12h-3(b)(2)(i)          [  ]
Rule 12g-4(a)(2)(ii)         [  ]    Rule 12h-3(b)(2)(ii)         [  ]
                                     Rule 15d-6                   [  ]

         Approximate  number of  holders  of record as of the  certification  or notice date: 120
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         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
BioSyntech,  Inc. has duly caused this  certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    June 23, 2004              BIOSYNTECH, INC.
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                                    By:  /s/ Amine Selmani
                                       -----------------------------------------
                                        Name: Dr. Amine Selmani
                                        Title:  President

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                    PERSONS WHO RESPOND TO THE COLLECTION OF
                    INFORMATION CONTAINED IN THIS FORM ARE NOT
                    REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                    CURRENTLY VALID OMB CONTROL NUMBER.